Exhibit 99.1

Universal Logistics Holdings, Inc. Reports Fourth Quarter and Year End December 31, 2017 Financial Results

Warren, MI – February 22, 2018 — Universal Logistics Holdings, Inc. (NASDAQ: ULH), a leading asset-light provider of customized transportation and logistics solutions, today reported fourth quarter 2017 net income of $24.4 million, or $0.86 per basic and diluted share, on record high operating revenue of $314.0 million.  Fourth quarter 2017 net income included an $18.1 million decrease, or $0.64 per basic and diluted share, in income taxes resulting from the estimated impact on the company’s year-end deferred tax balances caused by enactment of the Tax Cuts and Jobs Act on December 22, 2017.  Also included in income taxes during the fourth quarter 2017 were $0.5 million, or $0.02 per basic and diluted share, of unfavorable tax adjustments recorded during the period.  Net income in the fourth quarter 2016 was $2.7 million, or $0.10 per basic and diluted share, on total operating revenue of $264.1 million.  Excluding the impact of fourth quarter 2017 income tax adjustments, net income per share for the three-months ended December 31, 2017 increased 140% compared to the same period last year.

Consolidated net income for the full year 2017 was $28.2 million, or $0.99 per basic and diluted share, on total operating revenue of $1.22 billion.  Included in net income were $17.4 million of pre-tax charges for previously reported legal matters, as well as the $18.1 million benefit from the impact of the estimated changes in future tax rates on December 31, 2017 deferred tax balances. This compares to net income of $24.2 million, or $0.85 per basic and diluted share, and $1.07 billion of total operating revenues in 2016.

Operating revenues from truckload services in the fourth quarter 2017 increased $6.5 million, or 9.9% to $71.9 million, compared to $65.4 million for the same period last year. Included in truckload revenues in the period were $7.6 million of separately-identified fuel surcharges, compared to $5.8 million during the same period last year.  During the quarter, Universal’s average operating revenue per load, excluding fuel surcharges, increased 17.7%.  The increase was primarily due to a 12.2% increase in revenue per mile and a 4.8% increase in length of haul.  The number of loads hauled remained relatively flat at 75,309 loads during the fourth quarter 2017, compared to 75,286 loads during the same period last year.

Revenues from brokerage services in the fourth quarter 2017 increased $26.5 million, or 47.6% to $82.2 million, compared to $55.7 million one year earlier. The growth is due to increases in both the average operating revenue per load and in the number of loads hauled.  Universal’s average operating revenue per load, excluding fuel surcharges, increased 32.6% to $1,743 per load, up from $1,314 per load a year earlier.  The number of brokerage loads increased 17.4% in the fourth quarter 2017 to 45,896 loads, compared to 39,090 loads during the same period last year.

Intermodal services revenues increased $5.0 million to $40.0 million in the fourth quarter of 2017, up from $35.0 million during the same period last year.  Included in intermodal revenues in the fourth quarter 2017 were $4.5 million in separately-identified fuel surcharges, compared to $3.6 million during the same period last year.  During the quarter ended December 31, 2017, Universal moved 88,208 intermodal loads, compared to 83,540 loads during the same period last year, an increase of 5.6%, while also increasing its average operating revenue per load, excluding fuel surcharges, by 5.5%.

Operating revenues from dedicated services in the fourth quarter 2017 decreased $1.9 million to $22.1 million, compared to $24.0 million one year earlier. The decrease was primarily due to a 22.3% decrease in the number of loads hauled.   During the quarter ended December 31, 2017, Universal moved 42,393 dedicated loads, compared to 54,570 loads one year earlier.  This decrease was partially offset by an increase in average revenue per load, primarily from an increase in the average length of haul.  Dedicated services revenues include $3.2 million in separately-identified fuel surcharges in the fourth quarter of 2017 and 2016.

Value-added services revenues increased $13.8 million, or 16.4%, to $97.8 million in the fourth quarter of 2017, compared to $84.0 million in the same period last year.  Growth in value-added services was primarily led by operations supporting passenger vehicle programs as well as those supporting heavy-truck, where operating revenues grew 25.3% on a year-over-year basis.

Consolidated income from operations increased $7.3 million, or 124%, to $13.1 million in the fourth quarter 2017 compared to the same period last year.  The increase in operating income was primarily attributable to improvements in several of Universal’s transportation businesses, including truckload, brokerage and intermodal, as well value-added operations supporting North American Class 8 heavy-truck production.  During the fourth quarter 2017, income from operations in Universal’s transportation segment, which is primarily comprised of truckload, brokerage and intermodal services operations, increased to $7.3 million from $5.0 million during the same period last year.  Income from operations in Universal’s logistics segment, which includes value-added and dedicated services, increased to $4.2 million, compared to $3.1 million in the same period last year.

During the fourth quarter of 2017, EBITDA increased $10.3 million, or 63.2% to $26.6 million, compared to $16.3 million in the same period last year.  As a percentage of total operating revenues, operating income and EBITDA margins for the fourth quarter 2017 were 4.2% and 8.5%, respectively.  These profitability metrics compare to 2.2% and 6.2%, respectively, in fourth quarter 2016.

“We rounded out 2017 with some fairly solid results,” stated Jeff Rogers, Universal’s Chief Executive Officer.  “Operating income in the fourth quarter grew nearly 125% compared to last year, and it was the highest we reported all year. We faced several challenges during 2017, and we tackled them head-on.  I would like to thank every one of our dedicated professionals who worked so hard to make this year a success.  We have a lot to be excited about, and we expect 2018 to be a very strong year for us.”

Universal calculates and reports selected financial metrics not only in connection with lending arrangements but also in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities.  These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

As of December 31, 2017, Universal held cash and cash equivalents totaling $1.7 million, and $15.1 million in marketable securities.  Outstanding debt at the end of the fourth quarter 2017 was $249.2 million and capital expenditures totaled $16.7 million during the period.

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared a quarterly cash dividend of $0.07 per share of common stock.  The dividend is payable to shareholders of record at the close of business on March 5, 2018 and will be paid on March 15, 2018.

Conference call:

We invite investors and analysts to our quarterly earnings conference call.  During the call, Jeff Rogers, Chief Executive Officer,  Jude Beres, Chief Financial Officer, and Steven Fitzpatrick, Vice President of Finance and Investor Relations, will discuss Universal’s fourth quarter 2017 financial performance, the demand outlook in our key markets and other trends impacting our business.

Quarterly Earnings Conference Call Dial-in Details:

Time:	10:00 AM ET
Date:	Friday, February 23, 2018
Call Toll Free:	(866) 622-0924
International Dial-in:	+1 (660) 422-4956
Conference ID:	8888938

A replay of the conference call will be available beginning two hours after the call through March 22, 2018, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 8888938. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Operating revenues:
Truckload services	$71,868	$65,438	$302,914	$281,213
Brokerage services	82,199	55,659	278,187	219,898
Intermodal services	40,013	34,964	153,726	143,004
Dedicated services	22,099	23,996	93,505	95,332
Value-added services	97,844	83,994	388,333	333,304
Total operating revenues	314,023	264,051	1,216,665	1,072,751
Operating expenses:
Purchased transportation and equipment rent	150,381	124,266	577,485	509,775
Direct personnel and related benefits	80,012	68,807	314,364	265,316
Operating supplies and expenses	26,663	27,203	115,420	103,013
Commission expense	8,929	7,682	33,213	32,350
Occupancy expense	7,574	8,151	30,575	31,923
General and administrative	8,097	8,031	31,518	29,368
Insurance and claims	5,923	4,117	41,881	17,724
Depreciation and amortization	13,332	9,945	46,995	36,702
Total operating expenses	300,911	258,202	1,191,451	1,026,171
Income from operations	13,112	5,849	25,214	46,580
Interest expense, net	(2,221)	(1,953)	(9,446)	(8,109)
Other non-operating income	120	514	1,373	934
Income before provision for income taxes	11,011	4,410	17,141	39,405
Provision for income taxes	(13,390)	1,687	(11,012)	15,161
Net income	$24,401	$2,723	$28,153	$24,244
Earnings per common share:
Basic	$0.86	$0.10	$0.99	$0.85
Diluted	$0.86	$0.10	$0.99	$0.85
Weighted average number of common shares outstanding:
Basic	28,382	28,415	28,425	28,411
Diluted	28,390	28,415	28,428	28,411
Dividends declared per common share:	$0.07	$0.07	$0.28	$0.28

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$1,672	$1,755
Marketable securities	15,144	14,359
Accounts receivable - net	171,036	144,712
Other current assets	40,814	46,625
Total current assets	228,666	207,451
Property and equipment - net	267,195	246,277
Other long-term assets - net	114,731	116,729
Total assets	$610,592	$570,457

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$158,200	$110,061
Debt - net	247,978	261,267
Other long-term liabilities	35,649	51,397
Total liabilities	441,827	422,725
Total shareholders' equity	168,765	147,732
Total liabilities and shareholders' equity	$610,592	$570,457

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Truckload Services:
Number of loads	75,309	75,286	314,530	318,185
Average operating revenue per load, excluding fuel surcharges	$936	$795	$874	$799
Average operating revenue per mile, excluding fuel surcharges	$2.66	$2.37	$2.50	$2.35
Average length of haul	352	336	349	340
Average number of tractors	1,946	1,906	1,950	1,972

Brokerage Services:
Number of loads (a)	45,896	39,090	185,892	161,297
Average operating revenue per load (a)	$1,743	$1,314	$1,420	$1,248
Average length of haul (a)	556	614	556	588
Number of active carriers	42,358	31,371	42,358	31,371

Intermodal Services:
Number of loads	88,208	83,540	347,056	334,622
Average operating revenue per load, excluding fuel surcharges	$406	$385	$396	$388
Average number of tractors	922	881	913	897
Number of depots	13	11	13	11

Dedicated Services:
Number of loads	42,393	54,570	190,768	207,054
Average operating revenue per load, excluding fuel surcharges	$379	$367	$394	$384
Average operating revenue per mile, excluding fuel surcharges	$1.79	$1.99	$1.93	$1.98
Average length of haul	212	185	205	194
Average number of tractors	809	736	789	731

(a)

Excludes operating data from Universal Logistics Solutions International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

	Thirteen Weeks Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Value-added Services
Average number of direct employees	4,012	4,244	4,166	4,095
Average number of full-time equivalents	1,622	1,483	1,731	1,498
Number of active programs	50	47	50	47

Operating Revenues by Segment:
Transportation	$197,860	$160,008	$750,302	$656,496
Logistics	115,818	104,052	465,070	414,948
Other	345	(9)	1,293	1,307
Total	$314,023	$264,051	$1,216,665	$1,072,751

Income from Operations by Segment:
Transportation	$7,304	$5,015	$14,512	$22,399
Logistics	4,237	3,136	10,597	27,653
Other	1,571	(2,302)	105	(3,472)
Total	$13,112	$5,849	$25,214	$46,580

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA as a supplemental measure of our performance. We define EBITDA, a non-GAAP measure, as net income plus (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	( in thousands)		( in thousands)
EBITDA
Net income	$24,401	$2,723	$28,153	$24,244
Provision for income taxes	(13,390)	1,687	(11,012)	15,161
Interest expense, net	2,221	1,953	9,446	8,109
Depreciation and amortization	13,332	9,945	46,995	36,702
EBITDA	$26,564	$16,308	$73,582	$84,216

EBITDA margin (a)	8.5%	6.2%	6.0%	7.9%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and EBITDA only supplementally.